UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 15
CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Commission File Number: 001-14471
MEDICIS PHARMACEUTICAL CORPORATION
401(k) PLAN
(Exact name of registrant as specified in its charter)
7720 NORTH DOBSON ROAD
SCOTTSDALE, ARIZONA 85256
(602) 808-8800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Interests in the Medicis Pharmaceutical Corporation 401(k) Plan (the “Plan”) and Medicis
Pharmaceutical Corporation Class A Common Stock, par value $0.014, purchasable pursuant to the
Plan
(Title of each class of securities covered by this Form)
N/A
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
Rule 12g-4(a)(1)          ☐
Rule 12g-4(a)(2)          ☐
Rule 12h-3(b)(1)(i)      ☐
Rule 12h-3(b)(1)(ii)     ☐
Rule 15d-6                   ☑
     Approximate number of holders of record as of the certification or notice date: *

*	Plan contributions may no longer be invested in the Medicis Pharmaceutical Corporation Class A Common Stock fund and therefore Plan interests are exempt from registration. Accordingly, this Form 15 has been filed to suspend the Plan’s duty to file reports under Section 15(d) of the Securities Exchange Act of 1934, as amended, including on Form 11-K.

     Pursuant to the requirements of the Securities Exchange Act of 1934, Medicis Pharmaceutical Corporation 401(k) Plan has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: September 16, 2011	MEDICIS PHARMACEUTICAL CORPORATION 401(k) PLAN
	By:	/s/ RICHARD D. PETERSON
		Name:	Richard D. Peterson
		Title:	Executive Vice President, Chief Financial Officer and Treasurer of Medicis Pharmaceutical Corporation (Plan Administrator)